Exhibit 10.29

AMENDMENT TO CONSULTING AGREEMENT

This Amendment (“Amendment”) to the Consulting Agreement by and between NetSol Technologies, Inc. (“Netsol” or the “Company”) and Roger K. Almond (“Consultant”) dated September 9, 2013 (the “Consulting Agreement”) is entered into effective as of the date indicted below.  Other than the specific amendments enumerated in the Amendment, all of the terms of the Consulting Agreement shall remain in the full force and effect, and shall not be obviated or affected by this Amendment.

In the event of a conflict between the terms of this Amendment and the Consulting Agreement, the terms of this Amendment shall govern.  All capitalized terms contained herein are, unless otherwise stated, as defined in the Agreement.

Now therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 2 shall be amended to read as follows

2.           This Agreement shall be in full force and effect commencing upon the date hereof.  This Agreement has a term of one year beginning on the date hereof.  Either party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party.  NetSol shall have the right to terminate this Agreement upon delivery to Consultant of notice setting forth with specificity facts comprising a material breach of this Agreement by consultant.  Consultant shall have 48 hours to remedy such breach.  Each party shall have the right to terminate this Agreement without cause upon thirty days advance written notice.  The term of this Agreement his hereby amended to extend the term to September 9, 2015.

The Amendment is agreed to on September 9, 2014, and shall become effective as of the date first written above.

Consultant

By:	/s/Roger K. Almond
Roger K. Almond

NetSol Technologies, Inc.

By:	/s/Najeeb Ghauri
Najeeb Ghauri
Chief Executive Officer